EXHIBIT 4.3


                          [MARK GASARCH LETTERHEAD]





                                   MARK GASARCH
                                 ATTORNEY AT LAW
                          1285 AVENUE OF THE AMERICAS
                                    3RD FLOOR
                             NEW YORK, NEW YORK 10019
                                    -------
                              TEL: (212) 956-9595
                              FAX: (212) 956-7216



September 4, 1996




Mr. Eugene J. Pian, President
Semicon Tools Inc.
111 Business Park Drive
Armonk, New York 10504


     Re:  Legal Services
          --------------

Dear Mr. Pian:

This letter is to confirm the financial terms regarding my representation of Semicon Tools Inc. ("Semicon") regard to its proposed Registration Statement on Form S-8, and related matters, and with general corporate and securities advice and counsel.

I will prepare the Registration Statement on Form S-8 and other documents as may be necessary related to this matter, and will provide legal advice with regard thereto. I will assist in the preparation of Forms 10-QSB and 8-K as may be required.


My estimate of my charges for these matters is $28,500. I have agreed to accept payment of my fee in the form of 50,000 shares of Semicon's common stock, valued at $0.50 per share, registered by Semicon pursuant to an S-8 registration statement, plus $3,500 cash.

                         Very truly yours,

                         /s/ Mark Gasarch

                         Mark Gasarch



Agreed and Accepted:
SEMICON TOOLS INC.

/s/ Eugene J. Pian

Eugene J. Pian, President